Indianapolis Power & Light Company to modernize local energy grid, invest in modernizing equipment and technology
Grid modernization plan filed today with the Indiana Utility Regulatory Commission will ensure continued and enhanced reliability and services for IPL customers

INDIANAPOLIS, Ind. - Indianapolis Power & Light Company (IPL), an AES Company, submitted a plan today to the Indiana Utility Regulatory Commission (IURC) that will allow it to modernize its electric grid over a seven-year period to continue meeting the energy needs of customers.
Most of the modernization plan, called IPL revAMP, addresses the upgrade and replacement of aging equipment, hardware and other assets. The remaining IPL revAMP investment allows IPL to provide its customers with new, technology, equipment and systems, a few of which include:

•	A self-healing electric grid, which allows IPL to isolate problems automatically and reroute power around the problem, reducing the duration of service interruptions to many customers

•	“Smart” AMI meters and other corresponding technology that automatically let IPL know when the power is out and facilitates customer review of their electric usage online

•	Replacing transformers, breakers, batteries and other aging equipment at substations to meet local area energy demands

•	A foundation that allows further integration of electric vehicle charging infrastructure and
Distributed Energy Resources (DERs) into IPL’s system

“Our customers deserve reliable, seamless and efficient energy services, and IPL is committed to meeting customer energy needs now, and in the future,” said Vincent Parisi, President of U.S.
Utilities for AES Corporation and President and CEO of Indianapolis Power & Light Company. “To continue meeting customer energy needs for generations to come, it is critical that we upgrade, replace and modernize the infrastructure, technology and equipment used to provide electric service.”
Once the IPL revAMP modernization is complete, IPL customers will experience:

•	Fewer outages and shorter duration of outages

•	Improved reliability

•	A more resilient system to face growing energy needs
If approved by the IURC, full implementation of IPL revAMP will begin in 2020 and conclude in
2027, with a total investment of $1.2 billion. If approved, this investment over a seven-year period will support an estimated 880 jobs annually in Marion County worth $62.2 million in compensation per year.
The plan filing does not request approval of new customer rates at this time. IPL plans to file its initial cost recovery request in the second quarter of 2020. If approved by the IURC, this project will not result in an increase in IPL’s total retail revenues of more than 2 percent in any year of the project.
Advance work to prepare for construction will begin as early as fall 2019. Customers will be updated and notified of progress throughout the project, as well as impacts to their neighborhoods as they occur.
To learn more about IPL revAMP and IPL’s electric grid modernization, visit iplpower.com/revAMP
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About Indianapolis Power & Light Company and AES:
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us at www.twitter.com/IPLpower,www.facebook.com/IPLpower or www.linkedin.com/company/IPLpower.

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2018 revenues were $11 billion and we own and manage $33 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Media Contact:
IPL Media Team
Indianapolis Power & Light Company Media Hotline: 317.261.5905